                                                 Registration No. 33-
                   SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM S-8

                         REGISTRATION STATEMENT
                                   UNDER
                       THE SECURITIES ACT OF 1933
                       __________________________


                       U.S. HOME CORPORATION
         ______________________________________________________
         (Exact name of registrant as specified in its charter)


         DELAWARE                                 21-0718930
_________________________________             __________________
(State or other jurisdiction                  (I.R.S. Employer
of incorporation or organization)             Identification No.)


       1800 West Loop South
         Houston, Texas                            77027
________________________________________         __________
(Address of principal executive offices)         (Zip Code)


U.S. Home Corporation Corporate Officers and Presidents of Operations
                     Restricted Stock Plan
_____________________________________________________________________
                    (Full title of the plan)


                     ROBERT J. STRUDLER
                     Chairman and
                     Chief Executive Officer
                     U.S. Home Corporation
                     1800 West Loop South
                     Houston, Texas 77027
            _______________________________________
            (Name and address of agent for service)


                       (713) 877-2311
_____________________________________________________________
(Telephone number, including area code, of agent for service)

Copy to:             STEPHEN C. KOVAL, Esq.
                     Kaye, Scholer, Fierman,
                     Hays & Handler
                     425 Park Avenue
                     New York, New York  10022
                     (212) 836-8000




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                         CALCULATION OF REGISTRATION FEE

                             Proposed        Proposed
Title of                     Maximum         Maximum
Securities      Amount       Offering        Aggregate       Amount of
to be           to be        Price           Offering        Registration
Registered      Registered   Per Share       Price           Fee
__________      __________   _________       _________       ____________
Common Stock,   250,000      $17.00(1)     $ 4,250,000(1)    $ 1,466.00(1)
par value       shares
$.01 per
share
____________________
(1) The offering price has been computed pursuant to Rule 457(c) and Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended (the "Act"), upon the basis of the high and low prices of the Common Stock reported on the New York Stock Exchange on April 24, 1995.










































PAGE <3>
PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, or portions thereof, filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         1. U.S. Home Corporation's (the "Company") Annual Report on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, for the fiscal year ended December 31, 1994, as filed with the Commission on February 23, 1995.

         2. The description of the common stock, par value $.01 per share, of the Company (the "Common Stock") is contained under the headings "Capital Stock and Class B Warrants - Common Stock" on page 51 and "Capital Stock and Class B Warrants - Certificate of Incorporation" on pages 54-55 of the prospectus, dated October 27, 1993, filed with the Commission on October 28, 1993 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Act"), relating to the Company's Amendment No. 3 to Registration Statement on Form S-3
under   the   Act   filed  with  the  Commission  on  October 26, 1993
(Registration No. 33-68966).

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Second Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), provides, as do the charters of many other publicly held companies incorporated in the State of Delaware, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by applicable law. The Certificate of Incorporation provides for the indemnification of the directors, officers, employees and agents of the Company and its subsidiaries to the full extent that may be permitted by applicable law from time to time. Certain provisions of the Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth


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below.  Under Delaware General Corporation Law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care but not for simple negligence. The Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemption's in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

         Under Delaware General Corporation Law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware General Corporation Law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

         The Certificate of Incorporation provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity), will be indemnified and held harmless by the Company to the fullest extent permitted by applicable law as it presently exists or may be amended, against all expense, liability or loss (including attorneys' fees), reasonably incurred by such person in connection therewith. The Company will pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of the final disposition. However, the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt by the Company of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise. The foregoing right of indemnification will not be deemed exclusive of any other right to which those indemnified may be entitled against the Company, and the Company may provide additional rights to such persons.





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         If a  claim  for  indemnification or payment of expenses is not paid in full within 60 days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. In any such action, the Company will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

         The rights conferred on any person under the Certificate of Incorporation will not be exclusive of any other rights which such person may have or acquire under any statute, provision of the Certification of Incorporation, the Company's Amended and Restated By-laws, agreement, vote of stockholders of the Company or disinterested directors or otherwise.

         The Company's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

         Subject to the availability of insurance at substantially similar rates for similar coverage (as determined in the sole discretion of the Company), the Company will maintain insurance at
(i) the  levels  in  effect  as  of  June 21, 1993 with  respect to each director, officer, employee or agent of the Company until June 21, 1996 or (ii) the levels in effect as of the date of the expiration of the term, death, removal, retirement or resignation of any such person for a period of three years after such event, whichever level is greater, in either case, with respect to any proceeding by reason of the fact that such person, or the person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person at the Company's expense, to protect the Company and any such person against any such liability, cost, payment or expense; provided, however, that subject to the provisions of this paragraph, the Company will only be required to maintain insurance until the earlier of the date which is (a) three years after the expiration of the term, death, removal, retirement or resignation of any such person and
(b) June 21, 1999.



         Any repeal or modification of the provisions described above will not adversely affect any right or protection under the Certificate of Incorporation of any person in respect of any act or omission occurring prior to the time of such repeal or modification.



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         Under the first  amended consolidated plan of reorganization of the Company (the "USH Plan"), the obligations of the Company and each of its affiliates to indemnify any person serving as one of its directors, officers or employees as of or following April 15, 1991, by reason of such person's past or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificate
of  incorporation, by-laws, or   similar  constituent  documents  or  by
statutory law or written agreement of or with the Company or any of its affiliates, were, except as provided below, deemed and treated as
executory   contracts  that  were  assumed  by the Company or any of its affiliates pursuant to the USH Plan and Section 365 under chapter 11 of title 11 of United States Code, upon the confirmation of the USH Plan.
Accordingly, such    indemnification   obligations   survived  and  were
unaffected by entry of the confirmation order with respect to the USH Plan, irrespective of whether such indemnification is owed for an act or event occurring before or after April 15, 1991.

         As authorized by the Certificate of Incorporation and the order of the United States Bankruptcy Court for the Southern District
of   New  York   confirming  the  USH  Plan, the  Company  entered  into
indemnification agreements effective as of June 21, 1993 with each of its directors and officers. These indemnification agreements provide for, among other things, the (i) indemnification by the Company of the indemnities thereunder to the extent described above and (ii) advancement of attorneys' fees and other expenses. Accordingly, the Company will in certain circumstances be obligated to indemnify its former directors and its directors and officers from and after June 21, 1993, including as to
matters   arising  out  of  service  as directors or officers of certain
entities   other  than  the  Company  or  any of its affiliates prior to
June 21, 1993.

         Item 7.  Exemption from Registration Claimed.

         Not applicable.

         Item 8.  Exhibits.

         The   following  are  filed  as  exhibits  to this registration
statement:

Exhibits                 Description
________                 ___________
4.1                      U.S. Home Corporation Corporate Officers and
                         Presidents of Operations Restricted Stock Plan.
                         Incorporated by reference from Exhibit A to the
                         Company's definitive proxy  statement, as filed
                         with  the  Commission   with  Schedule  14A  on
                         March 13, 1995, for  the  Company's 1995 Annual
                         Meeting of Stockholders held on April 26, 1995.

4.2 Second Restated Certificate of Incorporation of the Company. Incorporated by reference from
                         Exhibit 3.1 of the Company's Registration Statement on Form S-3 under the Act filed with the Commission on September 17, 1993 (Registration No. 33-68966)("Form S-3").



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4.3                      Certificate  of  Amendment of Second Restated
                         Certificate of Incorporation of the Company. Incorporated by reference from Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994 filed with the Commission on August 9, 1994.

4.4                      Amended and Restated By-Laws of the  Company.
                         Incorporated by reference from Exhibit 3.2 of Form S-3.

5.1                      Opinion  of  Messrs.  Kaye, Scholer, Fierman,
                         Hays & Handler.

23.1                     Consent of Independent Public Accountants.

23.2 Consent of Messrs. Kaye, Scholer, Fierman, Hays & Handler. Contained in such firm's opinion filed as Exhibit 5.1 hereto.

Item 9.  Undertakings.

     A.  The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and
controlling  persons  of   the  registrant  pursuant  to  the  foregoing
provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by c ontrolling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES
                         __________


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 26, 1995.



                         U.S. HOME CORPORATION


                         By:     /s/  Chester P. Sadowski
                                 ________________________
                         Name:        Chester P. Sadowski
                        Title:        Vice President-Controller
                                      and Chief Accounting
                                      Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Robert J. Strudler, Isaac Heimbinder, Craig M. Johnson and Chester P. Sadowski, as attorney-in-fact, to sign and file on his behalf, individually and in each capacity stated below, any pre-effective or post-effective amendment hereto.

     Signature                   Title                       Date
     _________                   _____                       ____
/s/  Robert J. Strudler      Chairman, Chief Executive        April 26, 1995
     Robert J. Strudler      Officer and Director
                             (principal executive officer)

/s/  Isaac Heimbinder        President, Chief Operating       April 26, 1995
     Isaac Heimbinder        Officer and Director

/s/  Chester P. Sadowski     Vice President,                  April 26, 1995
     Chester P. Sadowski     Controller and Chief
                             Accounting Officer
                             (principal accounting officer)

/s/  Thomas A. Napoli        Vice President,                  April 26, 1995
     Thomas A. Napoli        Finance and Chief
                             Financial Officer
                             (principal financial officer)

/s/  Glen Adams              Director                         April 26, 1995
     Glen Adams

/s/  Steven L. Gerard        Director                         April 26, 1995
     Steven L. Gerard

/s/  Kenneth J. Hanau, Jr.   Director                         April 26, 1995
     Kenneth J. Hanau, Jr.

/s/  Malcolm T. Hopkins      Director                         April 26, 1995
     Malcolm T. Hopkins

/s/  Jack L. McDonald        Director                         April 26, 1995
     Jack L. McDonald

/s/  Charles A. McKee        Director                         April 26, 1995
     Charles A. McKee

/s/  George A. Poole, Jr.    Director                         April 26, 1995
     George A. Poole, Jr.

/s/  Herve' Ripault          Director                         April 26, 1995
     Herve' Ripault

/s/  James W. Sight          Director                         April 26, 1995
     James W. Sight















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EXHIBIT INDEX
_____________

Exhibit                  Description                               Page
_______                  ___________                               ____

5.1                      Opinion of Messrs. Kaye, Scholer,
                         Fierman, Hays & Handler.

23.1                     Consent of Independent Public
                         Accountants.